Exhibit 99.1

JAZZ TECHNOLOGIES, INC.
(FORMERLY ACQUICOR TECHNOLOGY INC.)

SELECTED FINANCIAL DATA,

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AND FINANCIAL STATEMENTS

SELECTED FINANCIAL DATA

The following selected financial and other operating data of Jazz Technologies, Inc. (“Parent,” “we” or “us”) should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Parent’s financial statements and the related notes to those. The statement of operations data for the year ending December 31, 2006 and the period from August 12, 2005 (inception) through December 31, 2005 and the balance sheet data as of December 31, 2006 and 2005 have been derived from Parent’s audited financial statements. Historical results are not necessarily indicative of results to be expected in any future period.

Statements of Operations
(in thousands, except per share data)

	Year ended December 31, 2006	August 12, 2005 (date of inception) through December 31, 2005
	(in thousands)
Operating expenses:
General and administrative	$316	$3
Consulting	280	--
Insurance	73	--
Total operating expenses	669	$3
Other income (expense):
Interest income	4,935	--
Interest expense	(487)	(3)
Total other income (expense)	4,448	(3)
Net income (loss) before provision for taxes	3,779	(6)
Provision for taxes	485	—
Net income (loss)	$3,294	$(6)
Accretion of trust account relating to common stock subject to possible conversion	(649)	--
Net income (loss) attributable to other common stockholders	$2,645	$(6)
Weighted average common shares outstanding subject to possible conversion	5,739	--
Basic and diluted net income per share subject to possible conversion	$0.11	$--
Weighted average common shares outstanding	22,704	5,374
Basic and diluted net income per share	$0.12	$--

Balance Sheets
(in thousands)

	December 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$633	$76
Cash and cash equivalents held in trust account	167,715	—
Cash and cash equivalents held in convertible note escrow account	166,750	—
Accrued interest receivable in trust account	489	—
Accrued interest receivable in convertible note escrow account	273	—
Prepaid insurance	66	—
Deferred offering costs	—	417
Total current assets	$335,926	$493
Deferred acquisition costs	2,163	—
Debt issuance costs	6,017	—
Total assets	$344,106	$493
Liabilities and stockholders’ equity
Deferred underwriting fees	$3,450	$—
Other current liabilities	9,133	474
Long term liabilities:
8% convertible senior notes due 2011	166,750	—
Common stock, subject to possible conversion	33,511	—
Total stockholders’ equity	131,262	19
Total liabilities and stockholders’ equity	$344,106	$493

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on August 12, 2005 for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors, focusing specifically on businesses that develop or provide technology-based products and services in the software, semiconductor, wired and wireless networking, consumer multimedia and information technology-enabled services segments.

On February 16, 2007, we consummated the acquisition of Jazz Semiconductor, Inc., a Delaware corporation (“Jazz”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Parent, Joy Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Jazz and TC Group, L.L.C., as stockholders’ representative, whereby Merger Sub merged with and into Jazz with Jazz becoming our wholly-owned subsidiary (the “Merger”). As a result of the consummation of the Merger, we expect our future operating results will differ substantially from our historical results of operations.

On December 19 and 22, 2006, we completed private placements of $166.8 million aggregate principal amount of convertible senior notes. The gross proceeds from the convertible senior notes were placed in escrow pending the completion of the Merger.

Results of Operations

Net Income

For the fiscal year ended December 31, 2006, we had net income of approximately $3.3 million derived primarily from interest income related to the cash held in our trust account. For the period from August 12, 2005 (inception) through December 31, 2005, we had a net loss of approximately $6,300, related primarily to start-up costs and interest expense.

As of December 31, 2006, interest earned on the funds held in our trust account was our primary source of income and amounted to approximately $4,662,000. From inception to March 31, 2006, we incurred very little in expenses. Prior to January 1, 2006, we spent approximately $2,800 in general operating costs and $3,400 in interest expense. In the first quarter ended March 31, 2006, out of the approximately $57,000 in operating costs, $40,000 was spent on travel expenses in pursuit of an acquisition. In the three months ended June 30, 2006, we spent an additional $49,000 in travel-related expenses, $57,000 in consulting fees and $23,000 in insurance expense. In the three months ended September 30, 2006, we spent an additional $36,000 in travel-related expenses, $79,000 in consulting fees and $23,000 in insurance expense. In the three months ended December 31, 2006, we spent an additional $67,000 in travel-related expenses, $155,000 in consulting fees and $23,000 in insurance expense. We also accrued $487,000 in interest expense related to the completion of the convertible senior notes. A portion of the accrued interest was offset by the accrual of $273,000 in interest income from the escrowed proceeds of the offering. For the year ended December 31, 2006, we incurred a total of $669,000 in expenses, the primary components of which were $193,000 in travel-related expenses, $280,000 in consulting fees, $74,000 in insurance expense and $122,000 in general and administrative expenses.  The $487,000 in interest expense on the notes was offset by $273,000 in interest income. In addition, as of December 31, 2006, we had incurred approximately $8.2 million in acquisition and debt issuance costs, of which approximately $7.9 million were unpaid.

Changes In Financial Condition

Liquidity and Capital Resources

On March 13, 2006, we consummated a private placement of 333,334 units with Acquicor Management LLC and certain of our directors. Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.00. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $2.0 million. Approximately $280,000 of the proceeds from the private placement were used to repay a loan from Acquicor Management LLC, a holder of more than 10% of our outstanding shares of common stock.

On March 17, 2006, we consummated our initial public offering of 25,000,000 units and, on March 21, 2006, we consummated the exercise in full of the underwriters’ over-allotment option of 3,750,000 units. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $172.5 million. We paid a total of $8.6 million in underwriting discounts and commissions in connection with our initial public offering. $164.3 million of the proceeds from our initial public offering and the private placement were deposited in a trust account at Lehman Brothers, maintained by Continental Stock Transfer & Trust Company acting as trustee. We also agreed to pay the underwriters additional deferred underwriting discounts and commissions of $3.5 million upon the consummation of the Merger.

As discussed above, in December 2006, we completed private placements of $166.8 million aggregate principal amount of convertible senior notes, the gross proceeds of which were placed in escrow pending consummation of the Merger. In connection with the private placement, we agreed to pay the initial purchasers of the notes a fee of $5.8 million upon consummation of the Merger.

On February 16, 2007, the funds in the trust account and the escrowed proceeds from the sale of convertible senior notes were released to us upon consummation of the Merger. We used a substantial portion of the proceeds to fund the Merger consideration, pay transaction expenses, pay the deferred underwriting fees and the fee to the initial purchasers of our convertible senior notes, and make payments to stockholders who elected to covert their common stock in connection with the Merger. We expect to use the remaining proceeds to fund our operations after the Merger and to fund the stock and warrant repurchase program that we announced on January 11, 2007.

As of December 31, 2006, we had incurred approximately $1.8 million of unpaid acquisition costs. We believe we will have sufficient funds to pay any unpaid acquisition costs and to cover our operating expenses for at least the next 12 months.

Off-Balance Sheet Arrangements

As of December 31, 2006, other than contractual obligation incurred in the normal course of business, we did not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligation arising out of a material variable interest in an unconsolidated entity.

Contractual Obligations

Our long-term debt obligations and other commitments as of December 31, 2006 are as follows:

	Payment Due by Period
	Total	Less than 1 Year	1 -3 Years	3 - 5 Years	After 5 Years
	(in thousands)
Long term debt obligations:
Convertible senior notes	$166,750	—	—	$166,750	—
Total contractual commitments	$166,750	—	—	$166,750	—

Selected Quarterly Financial Information

The following table sets forth our unaudited quarterly statements of operations for each of the four quarters in the year ended December 31, 2006 and for the period from August 12, 2005 (inception) to December 31, 2005. You should read the following table in conjunction with our financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited information on the same basis as our audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for the full fiscal year or any other future period.

	Aug. 12 to Sept. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006
	(In thousands, except per share data)
Statements of operations data:
Operating expenses:
General and administrative	3	—	57	57	132	70
Consulting	—	—	—	57	69	154
Insurance	—	—	4	23	23	23
Total expenses	3	—	61	137	224	247
Loss from operations	(3)	—	(61)	(137)	(224)	(247)
Interest income	—	—	218	1,451	1,515	1,751
Interest expense	—	(3)	(2)	—	—	(485)
Provision for tax	—	—	(2)	(96)	(73)	(314)
Net income (loss)	(3)	(3)	153	1,218	1,218	705
Accretion of trust account	—	—	(43)	(271)	(213)	(122)
Net income attributable to other common stockholders	—	—	110	947	1,005	583
Basic and diluted net income per common share subject to conversion	—	—	0.01	0.05	0.03	0.02
Basic and diluted net income per common share	0.00	0.00	0.03	0.03	0.04	0.02
Shares used in computing basic and diluted net income per common share subject to conversion	—	—	5,550	5,750	5,750	5,750
Shares used in computing basic and diluted net income per common share	5,374	5,374	4,519	28,707	28,707	28,707

Critical Accounting Policies

In December 2006, the Financial Accounting Standards Board issued FASB Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP 00-19-2”), which provides guidance on accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 is required to be applied to reporting periods beginning after December 15, 2006. We early adopted FSP 00-19-2 in the fourth quarter of 2006 and applied FSP 00-19-2 to account for a registration payment arrangement in connection with our convertible senior notes.

In connection with the issuance of our convertible senior notes, we entered into a registration rights agreement that requires us to file and maintain the effectiveness of a registration statement covering the resale of the convertible senior notes and the shares of common stock issuable upon conversion of the notes. If (i) a registration statement covering the resale of the notes and the underlying common is not declared effective within 180 days of stockholder approval of the merger proposal and the authorized shares proposal, (ii) after the registration statement is declared effective, the registration statement ceases to be effective or usable and we do not amend or supplement such registration statement to make it effective, (iii) after the registration statement is declared effective, use of the registration statement is suspended for more than 90 days, whether consecutive or not, in any 12-month calendar period or (iv) we fail to timely amend or supplement the registration statement to name a new holder of notes as a selling securityholder under the registration statement, then we will be required to pay additional interest on the convertible senior notes. The amount of additional interest will be equal to 0.25% per year of the principal amount of the then outstanding notes for the first 90 days of any failure to meet the foregoing registration requirements and will increase to 0.50% per year after the first 90 days. Once the event giving rise to the additional interest has been cured, the interest payable on the notes will return to the initial 8% interest rate. Our obligation to maintain the effectiveness of the registration statement ends upon the earlier to occur of (i) two years from the date of effectiveness of the registration statement, (ii) the date when all holders of notes and/or the underlying shares of common stock are eligible to sell such securities under Rule 144(k) promulgated under the Securities Exchange Act of 1933, as amended, (iii) the date when all securities registered under the registration statement have been sold and (iv) the date when all securities registered under the registration statement cease to be outstanding. We estimate that the maximum amount of consideration that we could be required to transfer to holders of the convertible senior notes under the registration payment obligation is approximately $1.1 million.

Given the grace periods within which we can satisfy our registration obligations, we believe a transfer under the registration payment arrangement is remote, and accordingly under FSP 00-19-2 we have not recorded a liability related to the registration payment arrangement in our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market-driven rates or prices. Our exposure to market risk is limited to interest income sensitivity with respect to the funds placed in the trust account. However, the funds held in our trust account have been invested only in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or securities issued or guaranteed by the United States. Due to the nature of our short-term investments, we do not believe we are subject to any material interest rate risk exposure. We are not and, until such time as we consummate a business combination, we will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices.

Jazz Technologies, Inc.
(a development stage company)
Index to Financial Statements

Page
Financial Statements
Report of independent registered public accounting firm	F-2
Balance sheets as of December 31, 2006 and 2005	F-3
Statements of operations for the year ended December 31, 2006, the period from August 12, 2005 (date of inception) through December 31, 2005 and the period from August 12, 2005 through December 31, 2006
F-4
Statement of stockholder’s equity for the period from August 12, 2005 (date of inception) through December 31, 2006	F-5
Statements of cash flows for the year ended December 31, 2006, the period from August 12, 2005 (date of inception) through December 31, 2005 and the period from August 12, 2005 through December 31, 2006
F-6
Notes to financial statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Jazz Technologies, Inc.

We have audited the accompanying balance sheets of Jazz Technologies, Inc. (formerly Acquicor Technology Inc.) (a development stage company) as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006, the period from August 12, 2005 (date of inception) through December 31, 2005 and the period from August 12, 2005 through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jazz Technologies, Inc. as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the year ended December 31, 2006, the period from August 12, 2005 (date of inception) through December 31, 2005 and the period from August 12, 2005 through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note O, on February 16, 2007, the Company consummated the acquisition of Jazz Semiconductor, Inc.

/s/ BDO Seidman, LLP

New York, New York

February 21, 2007

JAZZ TECHNOLOGIES, INC.
(a development stage company)

Balance Sheets

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$633,286	$76,523
Cash and cash equivalents held in trust account (Notes A and K)	167,715,009	—
Cash and cash equivalents held in convertible note escrow account (Note M)	166,750,000	—
Accrued interest receivable in trust account (Notes A and K)	488,875	—
Accrued interest receivable in convertible note escrow account (Note M)	272,789	—
Prepaid insurance	65,775	—
Deferred offering costs (Note D)	—	416,616
Total current assets	335,925,734	493,139
Deferred acquisition costs (Notes E and L)	2,163,173	—
Debt issuance costs (Notes E and M)	6,016,557	—
Total assets	$344,105,464	$493,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$167,988	$6,099
Accrued acquisition costs (Note L)	1,798,367	—
Accrued offering costs	182,040	193,313
Accrued interest expense	444,667	—
Accrued debt issuance costs	6,056,913	—
Deferred underwriting fees (Notes C and D)	3,450,000	—
Taxes payable	482,710	—
Note payable to a stockholder (Note G)	—	275,000
Total current liabilities	12,582,685	474,412
Long term liabilities
8% Convertible Senior Notes due 2011 (Note M)	166,750,000	—
Total liabilities	179,332,685	474,412
Common stock, subject to possible conversion, 5,749,999 shares at conversion value (Note A)	33,510,655	—
Contingency (Note H) and commitments (Notes L and M)
STOCKHOLDERS’ EQUITY
Preferred stock — $0.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding (Note I)	—	—
Common stock — $0.0001 par value; 100,000,000 shares authorized; 34,457,072 shares (including 5,749,999 shares subject to possible conversion) and 5,373,738 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively (Notes A and J)	3,446	537
Additional paid-in capital	127,971,081	24,463
Retained earnings (deficit) accumulated during the development stage	3,287,597	(6,273)
Total stockholders’ equity	131,262,124	18,727
Total liabilities and stockholders’ equity	$344,105,464	$493,139

See notes to financial statements

JAZZ TECHNOLOGIES, INC.
(a development stage company)

Statements of Operations

	Year Ended December 31, 2006	August 12, 2005 (date of inception) through December 31, 2005	August 12, 2005 (date of inception) through December 31, 2006

Operating expenses:
General and administrative	$315,882	$2,885	$318,737
Consulting	279,502	—	279,502
Insurance	73,511	—	73,511
Total operating expenses	668,895	2,885	671,750

Other income (expense)
Interest income (Notes K and M)	4,934,878	—	4,934,878
Interest expense (Notes G and M)	(487,003)	(3,418)	(490,421)
Total other income	4,447,875	—	4,444,457
Net income before provision for taxes	3,778,980	(6,273)	3,772,707
Provision for taxes (Note F)	485,110	—	485,110
Net income for the period	$3,293,870	$(6,273)	$3,287,597
Accretion of Trust Account relating to common stock subject to possible conversion (Note A)	(649,060)	—	(649,060)
Net income attributable to other common stockholders	$2,644,810	$(6,273)	$2,638,537
Weighted average common shares outstanding subject to possible conversion (basic and diluted)	5,739,654	—
Basic and diluted net income per share subject to possible conversion	$0.11	—
Weighted average number of shares outstanding (basic and diluted)	22,703,948	5,373,738
Basic and diluted net income per share	$0.12	$0.00

See notes to financial statements

JAZZ TECHNOLOGIES, INC.
(a development stage company)

Statement of Stockholders’ Equity

	Common Stock		Additional paid-in capital	Retained earnings (deficit) accumulated during the development stage	Total
	Shares	Amount
Balance — August 12, 2005 (date of inception)	—	$—	$—	$—	$—
Issuance of common stock to initial stockholder	5,373,738	537	24,463	—	25,000
Net loss for the period	—	—	—	(6,273)	(6,273)
Balance — December 31, 2005	5,373,738	$537	$24,463	$(6,273)	$18,727
Sale of 28,750,000 units and representative’s option, net of underwriters’ discount and offering costs (Note A)	28,750,000	2,875	159,616,776	—	159,619,651
Proceeds from private placement of 333,334 units (Note A)	333,334	34	1,999,970	—	2,000,004
Net proceeds subject to possible conversion of 5,749,999 shares (Note A)	—	—	(32,861,595)	—	(32,861,595)
Accretion of Trust Account relating to common stock subject to possible conversion (Note A)	—	—	(649,060)	—	(649,060)
Reimbursement of additional offering expenses (Note H)	—	—	225,000	—	225,000
Additional offering expenses	—	—	(384,473)	—	(384,473)
Net income for the period	—	—	—	3,293,870	3,293,870
Balance — December 31, 2006	34,457,072	$3,446	$127,971,081	$3,287,597	$131,262,124

See notes to financial statements

JAZZ TECHNOLOGIES, INC.
(a development stage company)

Statements of Cash Flows

	Year Ended December 31, 2006	August 12, 2005 (date of inception) through December 31, 2005	August 12, 2005 (date of inception) through December 31, 2006

Cash flows from operating activities:
Net income for the period	$3,293,870	$(6,273)	$3,287,597
Adjustments to reconcile net income for the period to net cash used in operating activities:
Changes in assets and liabilities:
Accrued interest receivable	(761,664)	—	(761,664)
Prepaid insurance	(65,775)	—	(65,775)
Accrued expenses	(40,509)	6,099	(34,410)
Accrued offering costs	44,267	—	(179,036)
Accrued interest expense	444,667	—	444,667
Taxes payable	482,710	—	482,710
Net cash provided by (used in) operating activities	3,397,566	(174)	3,174,089
Cash flows from investing activities:
Cash and cash equivalents held in trust account	(167,715,009)	(223,303)	(167,715,009)
Cash and cash equivalents held in convertible note escrow account	(166,750,000)	—	(166,750,000)
Net cash used in investing activities	(334,465,009)	(223,303)	(334,465,009)
Cash flows from financing activities:
Proceeds from offering, net	165,248,657	—	165,248,657
Proceeds from convertible note offering, net	166,750,000	—	166,750,000
Proceeds from note payable to stockholder	—	275,000	275,000
Repayment of note payable to stockholder	(275,000)	—	(275,000)
Proceeds from issuance of common stock to initial stockholder	—	25,000	25,000
Reimbursement of additional offering expenses	225,000	—	225,000
Acquisition costs	(364,807)	—	(364,807)
Debt offering costs	40,356	—	40,356
Net cash provided by financing activities	331,624,206	300,000	331,924,206
Net increase in cash and cash equivalents	556,763	76,523	633,286
Cash and cash equivalents — beginning of period	76,523	—	—
Cash and cash equivalents — end of period	$633,286	$76,523	$633,286
Supplemental disclosure of interest and taxes paid and non-cash investing and financing activities:
Interest paid	$5,398	$—	$5,398
Taxes paid	2,400	—	2,400
Accrued offering costs	182,040	193,313	182,040
Accrued acquisition costs	1,798,367	—	1,798,367
Accrued debt issuance costs	6,056,913	—	6,056,913
Fair value of underwriter purchase option included in offering costs	4,974,580	—	4,974,580
Deferred underwriting fees	3,450,000	—	3,450,000
Accretion of trust fund relating to common stock subject to possible conversion	649,060	—	649,060

See notes to financial statements

JAZZ TECHNOLOGIES, INC.
(a development stage company)

Notes to Audited Financial Statements

December 31, 2006

NOTE A — ORGANIZATION AND BUSINESS OPERATIONS

Jazz Technologies, Inc., formerly known as Acquicor Technology Inc. (the “Company”), was incorporated in Delaware on August 12, 2005. The Company was formed to serve as a vehicle for the acquisition of one or more domestic and/or foreign operating businesses through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination. The Company has neither engaged in any operations nor generated significant revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering was declared effective on March 13, 2006. On March 13, 2006, the Company consummated a private placement of 333,334 units (the “Private Placement”) for an aggregate purchase price of approximately $2 million. On March 17, 2006, the Company consummated the public offering of 25,000,000 units (the “Public Offering”) for net proceeds of approximately $142 million. On March 21, 2006, the Company consummated the exercise of the over-allotment option of 3,750,000 units (as defined in Note C) (the “Over-Allotment Offering,” and together with the Public Offering, the “Offering”) for net proceeds of approximately $21 million.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Private Placement, although substantially all of the net proceeds of the Offering and the Private Placement are intended to be generally applied toward consummating a business combination with (or acquisition of) one or more domestic and/or foreign operating businesses in the technology, multimedia and networking industries (“Business Combination”). Upon the closing of the Private Placement and the Offering, approximately $164.3 million (including approximately $3.5 million of underwriters fees which have been deferred by the underwriters as described in Note C) was placed in a trust account (“Trust Account”) and was invested in money market funds meeting conditions of the Investment Company Act of 1940 or securities issued or guaranteed by the U.S. government until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the distribution of the Trust Account as described below; provided, however, that up to $750,000 of the interest earned on the Trust Account (net of taxes payable on such interest) may be released to the Company to cover its operating expenses. The remaining proceeds and up to $750,000 of interest earned on the Trust Account (net of taxes payable on such interest) was used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, submitted a Business Combination for stockholder approval on February 15, 2007. In the event that 20% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Offering, including up to 333,334 shares included in the units purchased by the Company’s existing stockholders in the Private Placement) had voted against the Business Combination and exercised their conversion rights described below, the Business Combination would not have been consummated. Accordingly, Public Stockholders holding approximately 19.99% of the aggregate number of shares owned by all Public Stockholders could have sought conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Company’s existing stockholders prior to the consummation of the Offering. In this respect, $33,510,655 (including $649,060 of accretion due to interest earned on the Trust Account, net of taxes payable on the income of the funds in the Trust Account) has been classified as common stock subject to possible conversion at December 31, 2006. The Company’s existing stockholders prior to the Offering agreed to vote all of the shares of common stock held by them immediately before the Private Placement and the Offering either for or against a business combination in the same manner that the majority of the shares of common stock are voted by all of the public stockholders of the Company with respect to the Business Combination. In addition, the existing stockholders and the Company’s directors, officers and special advisors agreed to vote any shares acquired by them in the Private Placement or in connection with or following the Offering in favor of the Business Combination.

As further described in Note O, on February 16, 2007, the Company consummated the acquisition of Jazz Semiconductor, Inc., a Delaware corporation (“Jazz”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Joy Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Jazz and TC Group, L.L.C., as stockholders’ representative (the “Stockholders’ Representative”), whereby Merger Sub merged with and into Jazz with Jazz becoming a wholly-owned subsidiary of the Company (the “Merger”). Based in Newport Beach, California, Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

[2] Income per common share:

Basic net income per share is calculated by dividing net income attributable to (1) common stockholders and (2) common stockholders subject to possible conversion by their weighted average number of common shares outstanding during the period. Calculation of the weighted average common shares outstanding during the period is comprised of 5,373,738 initial shares outstanding throughout the period from January 1 to December 31, 2006 and an additional 29,083,334 shares (including 5,749,999 shares subject to possible conversion) outstanding after the effective date of the Offering in March 2006. No effect has been given to potential issuances of common stock from the Warrants or the Purchase Option (both as defined in Note C) in the diluted computation, as the effect would not be dilutive.

[3] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[4] Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. There were no deferred taxes at December 31, 2006.

The effective tax rate differs from the statutory rate of 34% due to the exemption of certain interest income from federal taxes.

[5] Recently issued accounting standards:

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

[6] Registration payment arrangement:

The Company early adopted Financial Accounting Standards Board Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP 00-19-2”) in the fourth quarter of 2006 to account for the registration payment arrangement in connection with the issuance of the Convertible Senior Notes (See Note M). FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. Given the grace periods within which the Company can satisfy its registration obligations, the Company has determined a transfer under the registration payment arrangement is remote, and accordingly under FSP 00-19-2 the Company has not recorded a liability related to the registration payment arrangement in its financial statements.

NOTE C — OFFERING

In the Public Offering, effective March 17, 2006, the Company sold 25,000,000 units. In the Over-Allotment Offering, effective March 21, 2006, the Company sold 3,750,000 units. The underwriters were paid fees equal to 5% of the gross proceeds of the Offering, or $8,625,000 and deferred an additional $3,450,000 (the “Deferred Fees”) of their underwriting fees until the consummation of a Business Combination. Upon the consummation of a Business Combination, the Company will pay such Deferred Fees out of the proceeds of the Offering held in the Trust Account. The underwriters will not be entitled to any interest accrued on the Deferred Fees. The underwriters have agreed to forfeit any rights to, or claims against, such proceeds if the Company does not successfully complete a business combination.

Each unit sold in the Offering consists of one share of the Company’s common stock, $0.0001 par value, and two redeemable common stock purchase warrants (each a “Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the date of the final prospectus for the Offering or (b) the completion of a Business Combination with a target business or the distribution of the Trust Account, and expiring five years from the date of the prospectus. The Warrants, including outstanding Warrants issuable upon exercise of the purchase option sold to ThinkEquity Partners LLC discussed below, will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. Upon a redemption, the existing stockholders will have the right to exercise the Warrants included in the 333,334 units purchased in the Private Placement on a cashless basis. The Company does not need the consent of the underwriters in order to redeem the outstanding Warrants.

On November 9, 2006, the Company entered into a warrant clarification agreement with Continental to clarify and confirm the terms of the Warrant Agreement, dated as of March 15, 2006, between the Company and Continental (the “Warrant Agreement”). The warrant clarification agreement clarified, consistent with the terms of the Warrant Agreement and the disclosure contained in the prospectus dated March 15, 2006 (the “Prospectus”) filed by the Company with the Securities Exchange Commission (the “SEC”) in connection with the Offering, that if the Company is unable to deliver securities pursuant to the exercise of a Warrant because a registration statement under the Securities Act of 1933, as amended, with respect to the common stock is not effective, then in no event would the Company be obligated to pay cash or other consideration to the holders of Warrants or otherwise “net-cash settle” any Warrant exercise and that accordingly the Warrants may expire or be redeemed unexercised and be deprived of any value.

The Company also sold to ThinkEquity Partners LLC, the representative of the underwriters, for $100, an option (the “Purchase Option”) to purchase up to a total of 1,250,000 units, consisting of one share of common stock and two warrants, at $7.50 per unit, exercisable on the later of the consummation of the business combination and one year after the date of the final prospectus for the Offering and expiring five years after the date of the final prospectus for the Offering. The warrants underlying such units will have terms that are identical to those being issued in the Offering, with the exception of the exercise price, which will be set at $6.65 per warrant. The Company accounted for the fair value of the Purchase Option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. There was no net impact on the Company’s financial position or results of operations, except for recording the receipt of the $100 proceeds at the time of the sale of the Purchase Option. The Company estimated that the fair value of the Purchase Option was approximately $4,974,580 using the Black-Scholes option-pricing model. The fair value of the Purchase Option granted was estimated as of the date of grant using the following assumptions: (1) expected volatility of 86.4%, (2) a risk-free interest rate of 4.13% and (3) a contractual life of 5 years. However, because the units do not have a trading history, the expected volatility is based on information currently available to management. The expected volatility was derived by averaging five-year historical stock prices for a representative sample of 34 companies in the technology, multimedia and networking sectors with market capitalization between $100 million and $500 million, which management believes is a reasonable benchmark to use in estimating the expected volatility of the units after the consummation of a business combination. Although an expected life of five years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and the Company liquidates, the Purchase Option will become worthless. In addition, the Purchase Option provides for registration rights that will permit the holder of the Purchase Option to demand that a registration statement be filed with respect to all or any part of the securities underlying the Purchase Option within five years of the completion of the Offering. Further, the holders of the Purchase Option will be entitled to piggy-back registration rights in the event the Company undertakes a subsequent registered offering within seven years of the completion of the Offering.

On November 15, 2006, the Company entered into an unit purchase option clarification agreement with the holders of the Purchase Options. The agreement clarifies that if the Company is unable to deliver securities pursuant to the exercise of Purchase Options or the underlying Warrants because a registration statement under the Securities Act of 1933, as amended, with respect to the securities to be issued upon exercise is not effective, then in no event would the Company be obligated to pay cash or other consideration to the holders or otherwise “net-cash settle” any Purchase Option or Warrant exercise and that accordingly the Purchase Options may expire, and the underlying Warrants may expire or be redeemed, unexercised and may be deprived of any value.

NOTE D — DEFERRED OFFERING COSTS

The Company incurred approximately $417,000 in offering expenses as of December 31, 2005 that were charged to additional paid-in capital upon consummation of the Offering in March 2006. The Company also charged to additional paid-in capital $3,450,000 related to a deferred underwriting fee that was paid upon the consummation of a business combination (sees Note C and O).

NOTE E — DEFERRED ACQUISITION COSTS AND DEBT ISSUANCE COSTS

The Company has incurred approximately $2.2 million of costs related to the acquisition of Jazz that have been capitalized as deferred acquisition costs (see Note L). In addition, the Company recorded $6.1 million of debt issuance costs in connection with the private placement of convertible senior notes in December 2006 (see Note M).

NOTE F — TAXES

Taxes consist of the following:

		Period from August 12, 2005	Period from August 12, 2005
	Year Ended	(inception)	(inception)
	December 31,	to December 31,	to December 31,
	2006	2005	2006
Current taxes:
Federal	$—	$—	$—
State (California, Delaware)	$485,110	$—	$485,110
Total current taxes	$485,110	$—	$485,110

Deferred taxes:
Federal and state	$—	$—	$—
Total taxes	$485,110	$—	$485,110

NOTE G — RELATED PARTY TRANSACTIONS

[1] Note payable to a stockholder:

The Company issued a $275,000 unsecured promissory note to a stockholder, Acquicor Management LLC, on August 26, 2005. The note bore interest at a rate of 3.6% per annum and on March 13, 2006, the Company repaid the note and accrued interest thereon with a portion of the proceeds from the Private Placement. For the period from August 26, 2005 to March 13, 2006, the Company incurred $5,398 of interest expense on the note.

[2] Office space and administrative support:

Acquicor Management LLC provided the Company with office space, utilities and secretarial support without charge until the Company completed the Merger.

NOTE H — ROADSHOW POSTING CONTINGENCY AND REIMBURSEMENT OF OFFERING EXPENSES

The Company’s roadshow presentation was posted on NetRoadshow.com and RetailRoadshow.com, two Internet web sites, between January 19, 2006 and February 4, 2006 (the “Roadshow Posting”). Because the Company is deemed to be a ‘shell company’ under the rules of the Securities Act of 1933, as amended (the “Securities Act”), the Company was not eligible to use provisions of these rules that permit Internet posting of roadshow presentations. If a court were to conclude that the Roadshow Posting constitutes a violation of Section 5 of the Securities Act, the Company could be required to repurchase the shares sold to purchasers in the Offering at the original purchase price, plus statutory interest from the date of purchase, for claims brought during the one year period following the date of the violation. In that event, the Company would likely be forced to use funds available in the Trust Account to repurchase shares, which would reduce the amount available to the Company to complete a business combination and, if the Company does not complete a business combination within the prescribed time period, the amount available to the Company’s public stockholders upon liquidation. In any case, the Company may not have sufficient funds to repurchase all of the shares sold in the Offering. Management believes that it is not probable that a stockholder will assert a claim for rescission or that any such claim, if asserted, would be successful. Furthermore, the Company has no intention to make any rescission offer to the purchasers in the Offering.

On May 4, 2006, the Company released all claims against the underwriters in the Offering related to the Roadshow Posting. In connection with the release, the Company received a $225,000 cash payment to offset certain additional offering costs incurred by the Company due to the Roadshow Posting; such costs had previously been charged to additional paid-in capital at the date of the original public offering.

NOTE I — PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

NOTE J — COMMON STOCK

On January 19, 2006, the Company effected a 4,333,334 for 6,250,000 reverse stock split of its common stock. Following this reverse stock split, there were 4,333,334 shares of common stock outstanding. Additionally, on January 19, 2006, the Company reduced the number of authorized shares of common stock from 100,000,000 to 70,000,000. On February 21, 2006, the Company effected a 5,373,738 for 4,333,334 forward stock split of its common stock. Following this stock split (and prior to the Private Placement and the Offering), there were 5,373,738 shares of common stock outstanding. Further, on February 21, 2006, the Company increased the number of authorized shares of common stock to 100,000,000. All references in the accompanying financial statements to the number of shares of common stock and income per share have been retroactively restated to reflect these transactions.

NOTE K - INCOME AVAILABLE FOR OPERATING EXPENSES

Interest earned on the funds in the Trust Account is generally not available to fund the Company’s operations and will continue to be held in the Trust Account until the consummation of the Business Combination or will be released to investors upon exercise of their conversion rights or upon liquidation. In accordance with the Trust Agreement between the Company and Continental Stock Transfer & Trust Company (“Continental”), Continental may release to the Company (i) any amount required to pay income taxes relating to the property in the Trust Account and (ii) up to $750,000 of the interest earned on the Trust Account (net of taxes payable on such interest), provided that only up to $375,000 of such interest may be released in any fiscal quarter. As of December 31, 2006, none of interest previously earned on the trust account had been released to pay income taxes relating to the property in the Trust Account and $750,000 of interest had been released to cover operating expenses. As of December 31, 2006, there was approximately $488,875 of interest received and receivable remaining in the Trust Account that was not available to be released.

NOTE L — MERGER

On September 26, 2006, the Company and its wholly-owned subsidiary, Joy Acquisition Corp., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jazz Semiconductor and TC Group, L.L.C., as stockholders’ representative, pursuant to which Merger Sub will merge with and into Jazz (the “Merger”). Based in Newport Beach, California, Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. At the effective time of the Merger, Jazz will be the surviving corporation and will become a wholly-owned subsidiary of the Company.

In connection with the Merger, on September 26, 2006, the Company received a commitment letter from Wachovia Capital Finance Corporation (Western) and Wachovia Capital Markets, LLC (collectively, “Wachovia”) with respect to a three-year senior secured revolving credit facility in the amount of $65 million, subject to borrowing base restrictions and other terms and conditions described in the commitment letter. As consideration for the commitment letter, the Company has agreed to pay Wachovia expense reimbursement deposits of $150,000 upon the negotiation of the initial draft loan documentation. In addition, if the revolving credit facility has not closed by March 31, 2007 (other than as a result of a failure by Wachovia to perform its duties under the commitment letter), the Company has agreed to pay Wachovia a fee of $150,000 (less any amounts in the expense reimbursement deposits not used for expenses incurred).

The total merger consideration is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the Merger and its terminated initial public offering. The Company expects to finance the merger consideration and its transaction costs, approximately $3.5 million of deferred underwriting fees from the Public Offering and payments to the Company’s stockholders who exercise conversion rights, and to fund its operations after the Merger through a combination of the funds held in the trust account and proceeds from the issuance of the Convertible Senior Notes (see Note M).

As of December 31, 2006, the Company had incurred and deferred approximately $2.2 million of acquisition costs, of which approximately $1.8 million were unpaid. The Merger was consummated on February 16, 2007 (see Note O).

NOTE M — CONVERTIBLE SENIOR NOTES

In December 2006, the Company completed private placements of $166.8 million aggregate principal amount 8% of convertible senior notes due 2011 (the “Convertible Senior Notes”). The gross proceeds from the Convertible Senior Notes were placed in escrow (the “Convertible Note Escrow Account”) pending completion of the Merger. The conditions for the release of the escrowed proceeds were that (a) the Company’s stockholders vote to approve the Merger (the “Merger Proposal”), (b) the Company’s stockholders vote to increase the Company’s authorized shares (the “Authorized Shares Proposal”) and (c) the Company present an officer’s certificate to the escrow agent certifying that the Merger Proposal and the Authorized Share Proposal have been approved by the Company’s stockholders on or prior to May 31, 2007 and that the Merger will be consummated immediately after release of the escrowed funds. On February 16, 2007, the conditions to release of the escrowed proceeds were met and the escrowed proceeds were released to the Company, less an amount equal to $5.8 million payable to the initial purchasers of the Convertible Senior Notes.

The Convertible Senior Notes were issued pursuant to an Indenture, dated December 19, 2006, among the Company and U.S. Bank National Association, as trustee (the “Indenture”). Pending the completion of the Merger, the gross proceeds from the sale of the Convertible Senior Notes were held in the Convertible Note Escrow Account and were only invested in specified securities, such as money market funds meeting the criterion of Rule 2a-7 under the Investment Company Act of 1940, as amended, or in securities that are direct obligations of, or obligations guaranteed as to principal and interest by, the United States.

Prior to the completion of the Merger, the Convertible Senior Notes were the Company’s senior obligations secured by a first priority security interest in the Convertible Note Escrow Account. After the completion of the Merger, the Convertible Senior Notes became the Company’s senior unsecured obligations and all of the Company’s existing and future domestic subsidiaries are required to, within 30 days of the Merger, unconditionally guarantee on a joint and several basis the Company’s obligations under the Convertible Senior Notes. If the Merger Proposal or the Authorized Share Proposal had been rejected by the stockholders or not approved by the stockholders on or before May 31, 2007, then the Company would have been required to redeem the Convertible Senior Notes at 100% of the principal amount plus any interest income earned on the funds in the Convertible Note Escrow Account.

The Convertible Senior Notes bear interest from the date of issuance at a rate of 8% per annum payable semi-annually on each June 30 and December 31, beginning on June 30, 2007. The Company may redeem the Convertible Senior Notes on or after December 31, 2009 at the following redemption prices, plus accrued and unpaid interest to the redemption date:

Period	Redemption Price
Beginning on December 31, 2009 through December 30, 2010	102%
Beginning on December 31, 2010 and thereafter	100%

At any time after the completion of the Merger and prior to the maturity of the Convertible Senior Notes, unless the Convertible Senior Notes have previously been redeemed or repurchased by the Company, the Convertible Senior Notes will be convertible into shares of the Company’s common stock at an initial conversion rate of 136.426 shares per $1,000 principal amount of Convertible Senior Notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of $7.33 per share. The conversion rate is subject to adjustment if:

(1)	there is a dividend or other distribution payable in common stock with respect shares of the Company’s common stock;

(2)
the Company issues to all holders of its common stock any rights, options or warrants entitling them to subscribe for or purchase shares of the Company’s common stock at a price per share that is less than the then current market price (calculated as described in the Indenture) of the Company’s common stock (other than rights, options or warrants that by their terms will also be issued to the holders of the Convertible Senior Notes upon conversion of such Convertible Senior Notes into shares of the Company’s common stock or that are distributed to the Company’s stockholders upon a merger or consolidation); however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until a triggering event occurs; provided that the conversion price will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration;

(3)	the Company subdivides, reclassifies or combines its common stock;

(4)	the Company distributes to all its holders of common stock evidence of its indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

–	those dividends, rights, options, warrants and distributions referred to in clauses (1) and (2) above;

–
certain rights, options or warrants distributed pro rata to holders of common stock and for which adequate arrangements are made for holders of Convertible Senior Notes to receive their rights, options and warrants upon conversion of the Convertible Senior Notes;

–	dividends, distributions or tender offers paid in cash; and

–	distributions upon a merger or consolidation as discussed below;

(5)
the Company makes a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of its common stock; or

(6)	the successful completion of a tender offer made by the Company or any of its subsidiaries for its common stock.

Upon conversion, the Company has the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock to satisfy its conversion obligation. If the Company elects to deliver cash or a combination of cash and common stock to satisfy its conversion obligation, the amount of such cash and common stock, if any, will be based on the trading price of the Company’s common stock during the 20 consecutive trading days beginning on the third trading day after proper delivery of a conversion notice.

Upon the occurrence of certain specified fundamental changes prior to December 31, 2009, the holders of the Convertible Senior Notes will have the right, subject to various conditions and restrictions, to require the Company to repurchase the Convertible Senior Notes, in whole or in part, at par plus accrued and unpaid interest to, but not including, the repurchase date. Further, for those holders of Convertible Senior Notes who convert in connection with a fundamental change which occurs prior to December 31, 2009, the Company will pay a make whole premium in stock based upon the stock price at the time of the occurrence of the fundamental change. A conversion of the Convertible Senior Notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. A “fundamental change” will be deemed to have occurred at the time after the Convertible Senior Notes are originally issued if any of the following occurs:

(1)
the Company’s common stock (or other common stock into which the Convertible Senior Notes are convertible) is neither listed for trading on any U.S. national securities exchange or the London Stock Exchange, nor approved for listing on the Nasdaq Global Market (at such time that the NASDAQ Global Market is not a U.S. national securities exchange) or any successor to the Nasdaq Global Market;

(2)
any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its subsidiaries to any person (other than a subsidiary); provided, however, that a transaction where the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of such person immediately after such transaction shall not be a fundamental change;

(3)
consummation of any share exchange, consolidation or merger of the Company pursuant to which the common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a fundamental change;

(4)
a “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, its subsidiaries or its employee benefit plans)) files a Schedule 13D or a Schedule TO, disclosing that it has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s common equity representing more than 50% of the voting power of our common equity; or

(5)
the Company’s stockholders approve any plan or proposal for the Company’s liquidation or dissolution; provided, however, that a liquidation or dissolution of the Company that is part of a transaction described in clause (2) above that does not constitute a fundamental change under the proviso contained in that clause shall not constitute a fundamental change.

However, a fundamental change will not be deemed to have occurred if 90% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, if any) in the transaction or transactions constituting the fundamental change consists of another person’s common equity or American Depositary Shares representing shares of another person’s common equity traded on a U.S. national securities exchange or quoted on the Nasdaq Global Market (at such time that the Nasdaq Global Market is not a U.S. national securities exchange), or which will be so traded or quoted when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the Convertible Senior Notes become convertible solely into such common equity or American Depositary Shares.

If an event of default on the Convertible Senior Notes occurs, the principal amount of the Convertible Senior Notes, plus accrued and unpaid interest (including additional interest, if any), may be declared immediately due and payable, subject to certain conditions set forth in the Indenture.

In connection with the issuance of the Convertible Senior Notes, the Company entered into a registration rights agreement that requires the Company to file and maintain the effectiveness of a registration statement covering the resale of the Convertible Senior Notes and the shares of common stock issuable upon conversion of the Convertible Senior Notes. If (i) a registration statement covering the resale of the Convertible Senior Notes and the underlying common is not declared effective within 180 days of stockholder approval of the Merger Proposal and the Authorized Share Proposal, (ii) after the registration statement is declared effective, the registration statement ceases to be effective or usable and the Company does not amend or supplement such registration statement to make it effective, (iii) after the registration statement is declared effective, use of the registration statement is suspended for more than 90 days, whether consecutive or not, in any 12-month calendar period or (iv) the Company fails to timely amend or supplement the registration statement to name a new holder of Convertible Senior Notes as a selling securityholder under the registration statement, then the Company will be required to pay additional interest on the Convertible Senior Notes. The amount of additional interest will be equal to 0.25% per year of the principal amount of the then outstanding Convertible Senior Notes for the first 90 days of any failure to meet the foregoing registration requirements and will increase to 0.50% per year after the first 90 days. Once the event giving rise to the additional interest has been cured, the interest payable on the Convertible Senior Notes will return to the initial 8% interest rate. The Company’s obligation to maintain the effectiveness of the registration statement ends upon the earlier to occur of (i) two years from the date of effectiveness of the registration statement, (ii) the date when all holders of Convertible Senior Notes and/or the underlying shares of common stock are eligible to sell such securities under Rule 144(k) promulgated under the Securities Exchange Act of 1933, as amended, (iii) the date when all securities registered under the registration statement have been sold and (iv) the date when all securities registered under the registration statement cease to be outstanding. The Company estimates that the maximum amount of consideration that the Company could be required to transfer to holders of the Convertible Senior Notes under the registration payment obligation is approximately $1.1 million.

The Company early adopted FSP 00-19-2 in the fourth quarter of 2006 and applied FSP 00-19-2 to account for the registration payment arrangement in connection with the Convertible Senior Notes. Given the grace periods within which the Company can satisfy its registration obligations, the Company has determined a transfer under the registration payment arrangement is remote, and accordingly under FSP 00-19-2 the Company has not recorded a liability related to the registration payment arrangement in its financial statements.

The Company has accrued $482,000 in interest expense for the portion of December 2006 during which the Convertible Senior Notes were outstanding. This is offset by $273,000 in interest income earned on the proceeds in the Convertible Note Escrow Account.

NOTE N — QUARTERLY FINANCIAL DATA

The following table sets forth our unaudited quarterly statements of operations for each of the four quarters in the year ended December 31, 2006 and for the period from August 12, 2005 (inception) to December 31, 2005. You should read the following table in conjunction with our financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited information on the same basis as our audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for the full fiscal year or any other future period.

	Aug. 12 to Sept. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006
	(In thousands, except per share data)
Statements of operations data:
Operating expenses:
General and administrative	3	—	57	57	132	70
Consulting	—	—	—	57	69	154
Insurance	—	—	4	23	23	23
Total expenses	3	—	61	137	224	247
Loss from operations	(3)	—	(61)	(137)	(224)	(247)
Interest income	—	—	218	1,451	1,515	1,751
Other income (expenses)	—	(3)	(2)	—	—	(485)
Provision for tax	—	—	(2)	(96)	(73)	(314)
Net income (loss)	(3)	(3)	153	1,218	1,218	705
Accretion of trust account	—	—	(43)	(271)	(213)	(122)
Net income attributable to other common stockholders	—	—	110	947	1,005	583
Basic and diluted net income per common share subject to conversion	—	—	0.01	0.05	0.03	0.02
Basic and diluted net income per common share	0.00	0.00	0.03	0.03	0.04	0.02
Shares used in computing basic and diluted net income per common share subject to conversion	—	—	5,550	5,750	5,750	5,750
Shares used in computing basic and diluted net income per common share	5,374	5,374	4,519	28,707	28,707	28,707

NOTE O — SUBSEQUENT EVENTS

On February 16, 2007, the Company consummated the acquisition of Jazz. At the closing of the Merger (the “Closing”), Parent made total payments of approximately $260.1 million pursuant to the merger agreement, which includes the impact of an estimated working capital adjustment and a deduction for $4.4 million of transaction costs incurred by Jazz in connection with the Merger and its terminated public offering. The purchase price was subject to possible decrease of up to $4.5 million to the extent the working capital of Jazz as of the closing is less than $193 million and a possible increase of up to $4.5 million plus $50,000 per day for each day after March 31, 2007 until the closing to the extent the working capital of Jazz as of the closing is greater than $198 million. Jazz’s estimated working capital at closing was in excess of $200 million resulting in an increase in the purchase price by $4.5 million. Approximately $27.9 million of the purchase price was placed in escrow, of which $4 million will secure any purchase price reductions to be made after the completion of the merger, $20 million will secure indemnification claims by Parent (as well as any purchase price reductions to be made after the completion of the Merger in excess of $4 million) and $3.7 million will fund obligations of Jazz to make certain retention bonus payments following the completion of the Merger to its employees. In addition, $1 million was paid to the Stockholders’ Representative to fund its expenses related to its obligations under the Merger Agreement following the completion of the Merger. Parent financed the Merger consideration and additional payments made at the closing of the Merger, including the payment of $3.5 million of deferred underwriting fees, from the proceeds of its initial public offering and the sale of convertible senior notes. At the closing of the Merger, Jazz expects to pay approximately $3.0 million in accrued transaction costs incurred in connection with the Merger. In connection with the Merger, the holders of 5,668,116 shares of the Company’s common stock elected to convert their shares into a pro rata portion of the Trust Account. The Company estimates the total payments to converting stockholders to be $33.2 million.

Upon consummation of the Merger on February 16, 2007, the Company’s 2006 Equity Incentive Plan , as amended, under which the Company has reserved an aggregate of 4,700,000 shares of its common stock for future issuance, became effective.

In connection with the Merger, on February 16, 2007, the Company amended its Certificate of Incorporation to (i) change the Company’s name from Acquicor Technology Inc. to Jazz Technologies, Inc., (ii) remove the Fifth Article from the Certificate of Incorporation, which relates to the operation of the Company as a blank check company prior to the consummation of a business combination, and (iii) increase the authorized shares of the Company’s common stock from 100,000,000 shares to 200,000,000 shares.

On February 16, 2007, the Company effected a redemption of 1,873,738 common shares held by Acquicor Management LLC and the Company’s outside directors at a redemption price of $0.0047 per share.